UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No. __)

Check the appropriate box:

☑ Preliminary Information Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement
CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2, LP

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

$26,200,000, based on the contract price for the property being sold

(5)	Total fee paid: $1,868.06
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INFORMATION STATEMENT
FOR
CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2, LP
c/o The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
(800) 217 9608
Dear Limited Partner:
     We are sending you this information statement to inform you that ConCap Equities, Inc., a Delaware corporation, the managing general partner (the “Managing General Partner”) of Consolidated Capital Institutional Properties/2, LP, a Delaware limited partnership (the “Partnership”), has agreed to sell the Partnership’s apartment complex known as Glenbridge Manors, a 290-unit apartment complex located in Cincinnati, Ohio (the “Property”), to JRK Birchmont Advisors, LLC, a Delaware limited liability company (the “Buyer”), an unaffiliated third party, for $26,200,000.
     The Property is owned by CCIP/2 Village Brooke, L.L.C., a Delaware limited liability company (the “Village Brooke LLC”) which is 100% owned and controlled by the Partnership, as the sole member of Village Brooke LLC.
     Pursuant to the limited partnership agreement of the Partnership, as amended, (the “Partnership Agreement”), the consent of the Managing General Partner and holders of a majority of the outstanding Series A limited partnership interests in the Partnership (“Series A Units”) are required to approve the sale of the Property. As of August 2, 2010, 908,661.8 Series A Units were issued and outstanding and affiliates of the Managing General Partner owned 574,447.25, or approximately 63.22%, of the outstanding Series A Units. The Managing General Partner’s affiliates have stated their intention to vote their Series A Units in favor of the sale. Accordingly, approval of the sale is assured and your consent to the sale of the Property is not required. We are providing the attached information statement in order to notify you of the background and terms of the sale.
     After the sale closes, we estimate that there will be a total of approximately $5,208,847, or approximately $5.73 per Series A Unit, in distributions to distribute to the limited partners of the Partnership. This estimate assumes that the sale of the Property is consummated as of June 30, 2010. This is an estimate, and as explained below, is based upon a number of assumptions.
     We expect an initial distribution to the limited partners will occur within approximately 90 days after the sale. The attached information statement contains information about the sale and the reasons the Managing General Partner has decided that the sale is in the best interests of the limited partners. The Managing General Partner has conflicts of interest arising out of the sale as described in greater detail herein.
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
     The date of this information statement is                     , 2010.
     This information statement is being mailed on or about the date of this information statement to all of the Partnership’s limited partners of record as of the close of business on August 2, 2010.

SUMMARY OF THE TRANSACTION
     The following is a brief summary of certain terms of the Partnership’s proposed sale of the Property pursuant to the terms of the Agreement for Purchase and Sale and Joint Escrow Instructions, dated as of July 12, 2010, between the Buyer and Village Brooke LLC, which is owned and controlled by the Partnership (as amended, the “Purchase Agreement”). For a more complete description of the terms of the Purchase Agreement, see “SUMMARY OF THE PURCHASE AGREEMENT” in this information statement.

Buyer	JRK Birchmont Advisors, LLC, a Delaware limited liability company, or its permitted assignee.

Seller	Village Brooke LLC, which is owned and controlled by the Partnership.

Property to Be Sold	Glenbridge Manor Apartments, located in Cincinnati, Ohio, together with all the improvements located on the Property. See “SUMMARY OF THE PURCHASE AGREEMENT—The Purchased Assets.”

Purchase Price and Deposit	$26,200,000, subject to certain prorations and adjustments set forth in the Purchase Agreement. The Buyer made an initial deposit of $265,000 on July 14, 2010, and an additional deposit of $2,375,000 at the end of the feasibility period (the “Feasibility Period”) on July 20, 2010. The entire purchase price is due at closing, subject to a credit for the deposits made and balance of the loan to be assumed. The initial $265,000 and the additional $2,375,000 deposits are now non-refundable except in the event that Village Brooke LLC defaults on its obligations under the Purchase Agreement, the Property is subject to condemnation or eminent domain or the Buyer terminates the Purchase Agreement prior to the expiration of the Loan Assumption Deadline (as defined below). See “SUMMARY OF THE PURCHASE AGREEMENT—Purchase Price and Deposit.”

Closing	The closing of the transactions contemplated by the Purchase Agreement, including the sale of the Property, is scheduled to occur on the 15th day after the date upon which Loan Assumption Approval (as defined below) is obtained, but not later than August 26, 2010. The closing date is subject to extension at the option of Village Brooke LLC and by the Buyer pursuant to the terms of the Purchase Agreement. See “SUMMARY OF THE PURCHASE AGREEMENT—Closing.”

Closing Conditions	Village Brooke LLC’s obligation to complete the sale of the Property is subject to customary conditions, including (i) the applicable lender’s approval of the loan assumption and release of Village Brooke LLC (the “Loan Assumption Approval”), and (ii) obtaining all other consents necessary to consummate the transactions described in the Purchase Agreement. The Buyer’s obligation to close the sale of the Property is also subject to customary conditions. See “SUMMARY OF THE PURCHASE AGREEMENT—Conditions to the Parties’ Obligation to Close.”

Representations and Warranties	The Purchase Agreement contains customary representations and warranties made by Village Brooke LLC. Village Brooke LLC’s representations and warranties survive for a period of one year after the closing. See “SUMMARY OF THE PURCHASE AGREEMENT—Representations and Warranties.”

Covenants	The Purchase Agreement contains customary covenants by Village Brooke LLC. See “SUMMARY OF THE PURCHASE AGREEMENT—Covenants.”

Termination	The Purchase Agreement contains customary termination rights on behalf of the

Buyer and Village Brooke LLC, including the failure of certain closing conditions, events of default, loan assumption and certain other material matters with respect to the Property. See “SUMMARY OF THE PURCHASE AGREEMENT—Closing”, “—Conditions to the Parties’ Obligation to Close”, “—Default”, and “—Certain Other Termination Rights.”

Damages for Breach of Representations and Warranties	The liability of Village Brooke LLC for a breach of Village Brooke LLC’s representations and warranties is capped at $450,000. Additionally, the Buyer may not bring any claim for breach of a representation by Village Brooke LLC unless the claim for damages exceeds $5,000 (individually or in the aggregate). See “SUMMARY OF THE PURCHASE AGREEMENT—Representations and Warranties.”

Use of Proceeds	Village Brooke LLC intends to use the gross proceeds from the sale of the Property to pay the outstanding indebtedness of Village Brooke LLC and the Partnership (other than the loan secured by the Property which is being assumed by the Buyer), transaction related costs and other liabilities of Village Brooke LLC and to make distributions to the partners, including the limited partners of the Partnership. After the payment by the Partnership of the outstanding indebtedness of Village Brooke LLC (other than the loan secured by the Property which is being assumed by the Buyer), transaction related costs and other liabilities and indebtedness of the Partnership, the Managing General Partner estimates that approximately $5,208,847 will be available for distribution to the partners of the Partnership. This estimated amount will be available for distribution to the limited partners in accordance with the Partnership Agreement. See “Use of Proceeds” and “Interests of Certain Persons in the sale.”

Plans After the Sale	Upon the completion of the sale of the Property and after the payment of the transaction related costs and other outstanding obligations of the Village Brooke LLC and the Partnership, the Partnership will continue to own one investment property, Highcrest Townhomes, a 176-unit apartment property located in Wood Ridge, Illinois. See “PLANS AFTER THE SALE.”
REASONS FOR THE SALE
     The Managing General Partner has determined that the sale of the Property is in the best interests of the limited partners after considering a number of factors, including the following:
•	Although the Partnership has distributed proceeds generated from the sale of the property held by the Series B interest, the Partnership has not made a distribution of operating cash to the holders of Series A Units for at least the last three years.

•	The Managing General Partner believes that the Cincinnati, Ohio rental market is stagnant, resulting in unchanged rental rates while expenses related to the Property, including maintenance and repair, continue to increase.
     For these reasons and others that were considered by the Managing General Partner in arriving at its decision, the Managing General Partner has approved the sale of the Property by Village Brooke LLC and the Purchase Agreement and, as described more fully below, limited partners affiliated with the Managing General Partner holding a majority of the Series A Units have notified the Managing General Partner that they will approve in writing the sale and the Purchase Agreement.

THE SALES PROCESS
     The Managing General Partner began considering a sale of the Property in May 2010 and decided to market the property starting in June 2010. In anticipation of the marketing process, the Managing General Partner performed its own analysis of the Property’s value and obtained brokers’ estimates of the Property’s value. The Managing General Partner considered the fact that the sale would be made more difficult due to the prepayment penalty associated with the Property’s debt, which would require a potential buyer to assume the Property’s debt rather than take the Property free of existing debt.
     On June 12, 2010, Village Brook LLC retained Apartment Realty Advisors, a national real estate brokerage firm, to assist with marketing the Property. However, prior to the commencement of marketing efforts, the Managing General Partner was approached by the Buyer, who offered to purchase the Property at a price which the Managing General Partner believes reflects the Property’s value. In addition, the Buyer was willing to assume the Property’s debt, and Village Brook LLC was able to save approximately $244,000 in brokerage fees because the Buyer was specifically excluded from the brokerage agreement. After negotiating the terms of the sale, Village Brook LLC and the Buyer signed the Purchase Agreement on July 12, 2010.
THE BUYER
     The Buyer, JRK Birchmont Advisors, LLC, a Delaware limited liability company that is not affiliated with the Partnership or Village Brooke LLC, agreed to acquire the Property through an arms-length negotiation. The Buyer has a principal address of 11766 Wilshire Boulevard, Suite 1450, Los Angeles, CA 90025. The phone number for the Buyer is 310-268-8344. The Buyer may assign its rights to acquire the Property to its affiliates so long as the Buyer is not released from its liability under the Purchase Agreement and the Buyer provides written notice to Village Brooke LLC of any proposed assignment no later than 10 days prior to the closing date. The Buyer and its affiliates have informed the Managing General Partner that they are in the business of operating residential rental housing. The Buyer or its affiliates have informed the Managing General Partner that they plan to operate the Property following the sale.
THE PROPERTY
     Village Brooke LLC has owned and operated the Property, a 290 unit apartment complex located in Cincinnati, Ohio, since September of 2003. The Property (together with cash on hand) constitutes all of Village Brooke LLC’s total outstanding assets. The limited partnership interests in Village Brooke LLC (together with the Partnership’s cash on hand) constitute approximately 73% of the Partnership’s total outstanding assets. There is a mortgage loan on the Property with an unpaid principal balance and accrued interest of approximately $16,628,131 as of June 30, 2010. The loan encumbering the Property will be assumed by the Buyer at the closing.
ALTERNATIVES CONSIDERED BY THE MANAGING GENERAL PARTNER
     As alternatives to the sale of the Property to the Buyer, the Managing General Partner considered both the continued ownership and operation of the Property by the Partnership and marketing the Property for sale to potential purchasers other than the Buyer.
     Continued Ownership and Operation of the Property. Certain advantages could result from the Partnership’s continued ownership and operation of the Property. If rental market conditions improve or the Property’s operating performance improves, the Partnership may be able to make distributions to limited partners in the future. It is possible that the private resale market for properties could improve over time, making a sale of the Property at some point in the future a more attractive option than it is currently. The Partnership’s continued ownership and operation of the Property would allow partners to participate in the net income of the Partnership relating to the Property (if any) and receive any net proceeds from a future sale of the Property. However, the Partnership has not made any distributions to limited partners (other then distributions generated from asset sales) for at least the last three years, and we do not expect the Partnership to make such distributions in the foreseeable future. In addition, there can be no assurance as to future operating results or as to the results of any future attempts to sell the Property.

     Marketing the Property to Other Potential Purchasers. The Managing General Partner began considering a sale of the Property in May 2010 and decided to market the property starting in June 2010. In anticipation of the marketing process, the Managing General Partner performed its own analysis of the Property’s value and obtained brokers’ estimates of the Property’s value. The Managing General Partner considered the fact that the sale would be made more difficult due to the prepayment penalty associated with the Property’s debt, which would require a potential buyer to assume the Property’s debt rather than take the Property free of existing debt.
     On June 12, 2010, Village Brook LLC retained Apartment Realty Advisors, a national real estate brokerage firm, to assist with marketing the Property. However, prior to the commencement of marketing efforts, the Managing General Partner was approached by the Buyer, who offered to purchase the Property at a price which the Managing General Partner believes reflects the Property’s value. In addition, the Buyer was willing to assume the Property’s debt, and Village Brook LLC was able to save approximately $244,000 in brokerage fees because the Buyer was specifically excluded from the brokerage agreement. After negotiating the terms of the sale, Village Brook LLC and the Buyer signed the Purchase Agreement on July 12, 2010.
APPROVAL OF THE SALE
     Article II of the Partnership Agreement permits the Managing General Partner to cause the sale of the Property by Village Brooke LLC with the approval of limited partners holding a majority of the then outstanding Series A Units of the Partnership. Village Brooke LLC’s limited liability company agreement provides that the Partnership will have the exclusive authority to manage Village Brooke LLC in furtherance of Village Brooke LLC’s stated purposes, which include the sale of real or personal property. The Partnership is the sole member of Village Brooke LLC.
     As of August 2, 2010, the Partnership had 908,661.8 Series A Units issued and outstanding, held by 14,901 limited partners. Each Series A Unit represents approximately 0.0001% of the outstanding Series A Units. As of August 2, 2010, the Managing General Partner and its affiliates owned 574,447.25 Series A Units, or approximately 63.22% of the outstanding Series A Units. The affiliates of the Managing General Partner holding 63.22% of the Series A Units have notified the Managing General Partner that they will consent in writing to the sale and the Purchase Agreement. The following limited partners will execute the written consent:

		Approximate Percent
Entity Name and Address	Number of Units	of Class
Reedy River Properties, L.L.C. *	168,736.5	18.57%
Cooper River Properties, L.L.C. *	67,518.7	7.43%
AIMCO IPLP, L.P. *	17,240.6	1.90%
AIMCO Properties, L.P. *	320,951.45	35.32%

Total:	574,447.25	63.22%

*	This entity is indirectly ultimately controlled by Apartment Investment and Management Company (“AIMCO”). Its business address is 4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237.
     Upon the execution of the written consent, the holders of a majority of the Series A Units will approve the sale and the Purchase Agreement and, as a result, no vote of any other Series A Unit holder will be necessary to approve the sale or the Purchase Agreement. Accordingly, the Partnership is not soliciting any other votes. In addition, the written consent authorizes the Managing General Partner, in its discretion, to cause Village Brooke LLC to reduce the gross purchase price for the Property up to 10% and to make any other amendments to the Purchase Agreement (including, without limitation, the closing date, due diligence duties and closing conditions) which, in the Managing General Partner’s opinion, are necessary, appropriate or desirable in connection with the sale and which do not materially and adversely affect the Partnership. This written consent will become effective 20 days after the mailing of this information statement.

PARTNER PROPOSALS
     In accordance with the terms of the Partnership Agreement, the Partnership does not have annual meetings. Thus, there is no deadline for submitting partner proposals as set forth in Rule 14a-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The limited partners may call a special meeting to vote upon matters permitted by the Partnership Agreement with the prior consent of limited partners holding at least 10% of the outstanding limited partnership interests of the Partnership.
FORWARD-LOOKING STATEMENTS
     Certain statement made in this information statement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. In many but not all cases you can identify forward-looking statements by words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negative of these terms or other similar expressions. These forward-looking statements include statements regarding our expectations, beliefs or intentions about the future, and are based on information available to us at this time. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Actual events and results could differ materially from our expectations as a result of many factors, including the ability of the local Managing General Partners to sell the underlying properties on economically advantageous terms, real estate and general economic conditions in the markets in which the properties are located, changes in federal and state tax laws that may create tax disadvantages for certain distributions, certain of which may be beyond our control, and those others identified from time to time in our reports and filings with the SEC. We urge you to review and consider the factors described above, as well as those included in our reports and filings with the SEC, for information about risks and uncertainties that may affect our future results. All forward-looking statements we make after the date of this filing are also qualified by this cautionary statement and identified risks. Any estimate of the future performance of a business, such as the Partnership’s business or that of the Property, is forward-looking and based on assumptions, some of which inevitably will prove to be incorrect, and limited partners are therefore cautioned not to place undue reliance on our forward-looking statements.
INTERESTS OF CERTAIN PERSONS IN THE SALE
     The Managing General Partner and its affiliates have interests with respect to the sale of the Property, some of which are in conflict with the interests of the limited partners of the Partnership. As of June 30, 2010, the Managing General Partner and its affiliates were owed approximately $3,373,013 for previous advances and accrued interest thereon and accrued but unpaid fees and reimbursements, which will be repaid from the sale proceeds. In addition, because a Managing General Partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient, a sale of property reduces the Managing General Partner’s potential liability for existing and future partnership obligations. Affiliates of AIMCO control the Managing General Partner and own approximately 63.22% of the outstanding Series A Units in the Partnership (a total of 574,447.25 Series A Units), as of August 2, 2010, and will receive their corresponding share of the distributable sales proceeds. Although the Managing General Partner owes fiduciary duties to the limited partners of the Partnership, it also owes fiduciary duties to AIMCO, which owns all of the stock of AIMCO/IPT, Inc., the sole stockholder of the Managing General Partner. As a result, the Managing General Partner’s duties as Managing General Partner to the Partnership and its limited partners may come into conflict with its duties to AIMCO.
ESTIMATED USE OF PROCEEDS
     We estimate that we will use the gross proceeds from the sale as follows (subject, however, to such reductions in the purchase price and reallocations in the proceeds as determined by the Managing General Partner, in its reasonable discretion, to address objections made by the Buyer to the condition of the Property):

Gross Purchase Price	$26,200,000
Plus: Cash and cash equivalents	617,835
Plus: Other Partnership assets	49,048

Less: Mortgage debt, including accrued interest	(16,628,131)
Less: Loans from Managing General Partner and/or affiliates, including accrued interest	(2,267,124)
Less: Accounts payable, accrued expenses and other liabilities [1]	(1,530,231)
Less: Reserve for contingencies	(524,000)
Less: Estimated closing costs, including transfer taxes	(602,600)
Less: Estimated nonresident state withholding taxes	(105,950)

TOTAL	$5,208,847

Net proceeds available for distribution to all partners	$5,208,847
Percentage of net proceeds allocable to Series A limited partners	100%

Net proceeds available for distribution to Series A limited partners	$5,208,847
Total number of Series A Units	908,661.8

Distribution per Series A Unit	$5.73

[1]	$1,105,889 of this amount is payable to the Managing General Partner and/or its affiliates.
     For Ohio income tax purposes, the Partnership is generally required to withhold a tax from each nonresident Partner’s distributive share of Ohio taxable income (after taking into account allowances for personal and dependency exemptions of the nonresident Partner). The withholding tax is not generally imposed with respect to the distributive share of a Partner that is a resident individual, estate or trust or an entity exempt from Ohio income tax, such as a non-profit organization or a C corporation. A nonresident Partner filing a Ohio income tax return may claim a credit for any tax withheld by the Partnership with respect to such Partner. Each Partner is urged to consult his, her or its own tax advisor regarding whether such Partner may be entitled to claim a refund of any Ohio taxes withheld by the Partnership on behalf of such Partners.
     These estimates assume that the closing of the sale occurred as of June 30, 2010 and are based on information known to the Managing General Partner at this time. These figures will adjust based upon the fact that closing will occur after June 30, 2010. Of course, many factors could cause the actual use of proceeds to vary from these estimates, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     IRS CIRCULAR 230 NOTICE. TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, WE INFORM YOU THAT ANY U.S. FEDERAL TAX ADVICE CONTAINED IN THIS COMMUNICATION IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE ADVICE CONTAINED IN THIS COMMUNICATION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTERS ADDRESSED BY THE ADVICE. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     The United States federal, state and local tax consequences to you of a sale of the Property may be significant and adverse. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences to a limited partner that should be considered in connection with the sale of the Property; however, the tax consequences to you could be materially different for a variety of reasons, including, but not limited to, your personal tax situation. This discussion does not contain a discussion of all tax consequences that may result to you personally as a result of this proposed sale. The discussion is based on current United States federal income tax law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the sale. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES. EACH LIMITED PARTNER MUST CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL,

STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE OF THE PROPERTY.
     No ruling will be requested from the Internal Revenue Service on any of the federal tax matters discussed herein. The federal income tax consequences to the limited partners from the sale cannot be predicted with absolute certainty. There is no assurance that the Internal Revenue Service will not audit or question the treatment of any item discussed herein.
     The following discussion assumes that the Partnership will recognize taxable gain on the sale of the Property. The following discussion also assumes that the Partnership is characterized as a partnership for federal income tax purposes. If the Partnership is treated for federal income tax purposes as an association taxable as a corporation, any cash available for distribution after the sale would be reduced substantially and the tax consequences would be materially different than described below.
     Tax Consequences if the Property is Sold. The Partnership will recognize taxable gain from the sale of the Property in an amount equal to the difference between the amount realized from the sale of the Property and the Partnership’s adjusted tax basis in the Property. The Partnership’s amount realized from the sale includes the sum of cash it receives from the Buyer plus the fair market value of any property it receives other than money. If the Buyer assumes or takes the Property subject to liabilities that encumber the Property, the face amount of those liabilities is also included in the Partnership’s amount realized as though the Buyer had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as legal fees and title costs, reduce the Partnership’s amount realized with respect to the sale. The recognized gain will be allocated to partners, including limited partners, in accordance with the Partnership’s Partnership Agreement. The total amount of net taxable income is estimated to be $1.37 per Series A Unit, based on information available as of June 30, 2010. The components of such net taxable income, on a per Series A Unit basis, are: (i) $1.76 of unrecaptured Section 1250 gain; and (ii) $0.38 of ordinary loss.
     Generally, if a partnership is a “dealer” with respect to a property, any gain that it recognizes on the sale of that property will be taxed as ordinary income. Under I.R.C. Section 707, certain related party sales result in gain being taxed as ordinary income; however, we do not believe that this section would be applicable to this transaction. Alternatively, any gain in excess of “depreciation recapture gain” (discussed below) and “unrecaptured I.R.C. Section 1250 gain” (discussed below) generally will be taxed as gain arising from the sale of property used in the Partnership’s trade or business under I.R.C. Section 1231 (“I.R.C. Section 1231 gain”). In general, if the combination of all I.R.C Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, net I.R.C. Section 1231 gains will be treated as ordinary gains to the extent of a limited partner’s unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain from the sale of the Partnership’s property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years.
     Under I.R.C. Section 1245, gain recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property (i.e., “depreciation recapture gain”) is re-characterized as ordinary income and will be allocated to the partners (including the limited partners) as such. The amount of the Partnership’s depreciation recapture gain equals the amount by which the lower of (i) the amount realized and (ii) the recomputed basis (i.e., a property’s basis plus all amounts allowed for depreciation) of the transferred property exceeds that property’s adjusted basis.
     Generally, under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its real property is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation’s capital gain from the disposition of residential real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the excess of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed) over the amount treated as ordinary income under I.R.C. Section 1250 (calculated without regard to I.R.C. Section 291(a)(1)). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon disposition of the Partnership’s residential rental real property.
     In the case of limited partners of the Partnership that are individuals, estates or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership’s sale of the Property that is taxed as “unrecaptured I.R.C. Section 1250 gain.” Unrecaptured I.R.C. Section 1250 gain is generally equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate applicable to unrecaptured I.R.C. Section 1250 gain is currently 25%.
     In the case of limited partners that are individuals, estates or trusts, gain from the sale of the Partnership’s property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain is generally taxed at a capital gains tax rate, the current maximum federal tax rate of which is 15%. Gain from the sale of the Partnership’s property that is allocated to limited partners that are corporations is not eligible for preferential capital gains tax rates. As a result of the sale of the Property, it is estimated that $1.37 of unrecaptured Section 1250 gain will be allocated to each Series A Unit.
     If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership’s property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits or other items of tax benefit that may reduce any gain resulting from the sale will depend upon such limited partner’s individual circumstances. LIMITED PARTNERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS IN THIS REGARD.
     Although the recognized gain generally will be taxed as capital gain income, under the rules requiring the recapture of certain depreciation, it is expected that part of the gain will be taxed as unrecaptured I.R.C. Section 1250 gain to the partners. The maximum federal tax rate at which unrecaptured I.R.C. Section 1250 gain currently may be taxed is 25%. Generally, the unrecaptured I.R.C. Section 1250 gain tax rate applies only to individuals, trusts and estates. The amount of unrecaptured I.R.C. Section 1250 gain is estimated to be $1.37 per Series A Unit.
     A distribution of cash (including a deemed distribution of cash under I.R.C. Section 752 as a result of a reduction in a limited partner’s share of Partnership liabilities) by the Partnership to a limited partner other than in liquidation of a limited partner’s Series A Unit s will result in taxable gain only to the extent that the distribution (including a deemed cash distribution) exceeds a limited partner’s adjusted tax basis in his, her or its Series A Units and will not result in taxable loss. Generally, any gain recognized by a limited partner arising from such a cash distribution (including a deemed cash distribution) by the Partnership will be treated as capital gain from the sale of the limited partner’s Series A Units. Nevertheless, to the extent that a portion of that gain is attributed to “unrealized receivables” of the Partnership, including depreciation recapture or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income.
     Proceeds available for distribution to the limited partners from the sale of the Property after repayment of the Partnership’s debt may be less than any tax liability resulting from the gain recognized by the Partnership (as a result of the sale) that is allocable to the partners and less than their tax liability resulting from the gain recognized by the partners as a result of any cash distributions from the Partnership and any tax liability from the foregoing. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that arise as a result of the recognized gain.
NO APPRAISAL RIGHTS
     Limited partners are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement in connection with the sale of the Property.

REGULATORY APPROVALS
     Other than the filing and distribution of this information statement, no regulatory approvals are required for the sale.
PLANS AFTER THE SALE
     The Partnership may in the future determine that it is appropriate to sell its remaining property. However, upon the completion of the sale of the Property and after the payment of the transaction related costs and other outstanding obligations of the Village Brooke LLC and the Partnership, the Partnership will continue to own one investment property, Highcrest Townhomes, a 176-unit apartment property located in Wood Ridge, Illinois. Any potential sale of the remaining property will depend, among other things, on obtaining prices, terms and conditions that are reflective of the General Partner’s view as to the fair market value of the property. Although the future operating results of the Partnership and future sales price of the property owned by the Partnership are uncertain, the operating performance of the Partnership’s property may improve in the future or the private resale market for properties could improve over time, which, in turn, may result in higher property values, making a sale of the Partnership’s property a more attractive option in the future. Such values, however, are also a function of the interest rate environment at the time. Another significant factor considered by the General Partner is the likely tax consequences of a sale of a property for cash. Such a transaction would likely result in tax liabilities for many limited partners.
PARTNERSHIP BUSINESS
     The Partnership was organized on April 12, 1983, as a limited partnership under the California Uniform Limited Partnership Act. On July 22, 1983, the Partnership registered with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (File No. 2-83540) and commenced a public offering for the sale of limited partnership units (“Units”). The Units represent equity interests in the Partnership and entitle the holders thereof to participate in certain allocations and distributions of the Partnership. The sale of Units terminated on July 21, 1985, with 912,182 Units sold at $250 each, or gross proceeds of approximately $227.8 million to the Partnership. As permitted under the Partnership Agreement, the Partnership has repurchased and retired a total of 3,048 Units for a total of $611,000. A total of 471.80 Units were abandoned and accordingly retired by the Partnership. The Partnership may, at its discretion, repurchase Units, but is under no obligation to do so. Since its initial offering, the Partnership has not received, nor are limited partners required to make, additional capital contributions.
     The Managing General Partner is a subsidiary of AIMCO, a publicly traded real estate investment trust. The Partnership currently owns and operates two residential investment properties. The Partnership sold two investment properties, Canyon Crest Apartments and Windemere Apartments, to third parties on August 1, 2008 and August 6, 2009, respectively. The Partnership Agreement provides that the Partnership is to terminate on December 31, 2013 unless terminated prior to such date. The Partnership’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, and its telephone number is (864) 239-1000.
     On April 25, 2008, the Partnership changed its domicile from California to Delaware by merging with and into Consolidated Capital Institutional Properties/2, LP, a Delaware limited partnership, with the Delaware partnership as the surviving entity in the merger. The merger was undertaken pursuant to an Agreement and Plan of Merger, dated as of March 19, 2008, by and between the California partnership and the Delaware partnership. All references herein to the Partnership refer to Consolidated Capital Institutional Properties/2, a California limited partnership, for all periods prior to March 19, 2008 and Consolidated Capital Institutional Properties/2, LP, a Delaware limited partnership, for all periods from and after March 19, 2008.
     Under the merger agreement, each unit of limited partnership interest in the California partnership was converted into an identical unit of limited partnership interest in the Delaware partnership and the general partnership interest in the California partnership previously held by the general partner was converted into a general partnership interest in the Delaware partnership. All interests in the Delaware partnership outstanding immediately prior to the merger were cancelled in the merger.

     The voting and other rights of the limited partners provided for in the partnership agreement were not changed as a result of the merger. In the merger, the partnership agreement of the California partnership was adopted as the partnership agreement of the Delaware partnership, with the following changes: (i) references therein to the California Uniform Limited Partnership Act were amended to refer to the Delaware Revised Uniform Limited Partnership Act; (ii) a description of the merger was added; (iii) the name of the partnership was changed to “Consolidated Capital Institutional Properties/2, LP” and (iv) a provision was added that gives the general partner authority to establish different designated series of limited partnership interests that have separate rights with respect to specified partnership property, and profits and losses associated with such specified property.
     On April 30, 2008, the Managing General Partner amended the Partnership Agreement to establish, and convert existing limited partnership interests into, different designated series of limited partnership interests that have separate rights with respect to specified partnership property. Effective as of the close of business on April 30, 2008 (the “Establishment Date”), each then outstanding Unit of limited partnership interest in the Partnership was converted into one Series A Unit and one Series B Unit. Except as described below, the Series A Units and Series B Units entitle the holders thereof to the same rights as the holders of Units of limited partnership interests prior to the Establishment Date.
     From and after the Establishment Date, the Series A Units are entitled to all of the Partnership’s interests in any entity in which the Partnership owns an interest, other than the Series B Subsidiary (as defined below), including, but not limited to, all profits, losses and distributions from such entities.
     From and after the Establishment Date, the Series B Units were entitled to all of the Partnership’s membership interest in Canyon Crest, L.L.C., a Delaware limited liability company (the “Series B Subsidiary”), including, but not limited to, all profits, losses and distributions from Canyon Crest Apartments. The Series B Units were dissolved during December 2008, upon the disposition of Canyon Crest Apartments.
     The Partnership has no employees. Management and administrative services are performed by the Managing General Partner and by agents retained by the Managing General Partner. An affiliate of the Managing General Partner has been providing such property management services.
     Certain Partnership financial information is incorporated by reference to the audited financial statements for the Partnership’s 2009 and 2008 fiscal years set forth in Part II, Item 7 of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “2009 10-K”) filed with the SEC on April 9, 2010 and the unaudited financial statements for the Partnership for the three month period ended March 31, 2010, set forth in Part I of the Partnership’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed with the SEC on May 17, 2010 (the “First Quarter 10-Q”). See “WHERE YOU CAN FIND MORE INFORMATION” in this information statement.
     For information on certain pending and ongoing litigation and governmental investigations, please refer to the 2009 10-K and the First Quarter 10-Q.
PARTNERSHIP PROPERTY
     The following table sets forth the Partnership’s current investment in real property:

Property	Date of Acquisition	Type of Ownership	Use
Glenbridge Manor Cincinnati, Ohio(1)	09/01/03	Fee ownership, subject to first mortgage	Apartment — 290 units

Highcrest Townhomes Wood Ridge, Illinois	08/22/02	Fee ownership, subject to first mortgage	Apartment — 176 units

(1)	The Property is held by Village Brooke LLC. The Partnership is the sole member of Village Brooke LLC.

SUMMARY OF THE PURCHASE AGREEMENT
     The following summarizes the material terms and conditions of the Purchase Agreement. Nothing in this information statement is intended to modify the terms of the written Purchase Agreement.
The Purchased Assets
     Village Brooke LLC has agreed to sell all of its interest in and to the Property, together with all the improvements located on the Property. Subject to the Buyer’s right to elect to exclude certain items pursuant to the terms and conditions of the Purchase Agreement, the Buyer has agreed to assume Village Brooke LLC’s liabilities and obligations under the Property’s contracts, equipment leases, purchase orders, maintenance, service and utility contracts (to the extent assignable), the Property’s tenant leases and loans secured by the Property.
Purchase Price and Deposit
     The total price for the Property is $26,200,000, subject to certain prorations and adjustments set forth in the Purchase Agreement. Pursuant to the Purchase Agreement, the Buyer made an initial deposit of $265,000 on July 14, 2010, and an additional deposit of $2,375,000 on July 20, 2010. The entire purchase price is due at closing, subject to a credit for the deposits made and the balance of the loan to be assumed. The initial $265,000 and the additional $2,375,000 deposits are non-refundable except in the event that Village Brooke LLC defaults on its obligations under the Purchase Agreement, the Property is subject to condemnation or eminent domain or the Buyer terminates the Purchase Agreement prior to the expiration of the Loan Assumption Deadline (as defined below).
Assumption of the Existing Loan on the Property by The Buyer
     The existing loan from Northwestern Mutual Life Insurance Company (the “Lender”) in the original principal amount of $21,000,000 (the “Loan”), will be assumed by the Buyer upon the closing of the sale of the Property. The balance due on the Loan is $16,628,131 (including principal and accrued but unpaid interest) as of June 30, 2010. The fees, costs and expenses included in connection with the assumption will be paid by the Buyer.
Feasibility Period
     From the date of the execution of the Purchase Agreement through the expiration of the Feasibility Period, the Buyer and its consultants had the right to enter the Property to, among other things, conduct customary studies, tests, examinations, inspections and investigations concerning the Property; to confirm the suitability of the Property for the Buyer’s intended use and any other matters the Buyer wished to confirm; and to review documents and records related to the Property. The Buyer has indemnified Village Brooke LLC from and against any and all claims, damages, costs and liabilities arising from or related to the Buyer’s or its consultants’ entry onto the Property and their inspections and investigations.
     The Buyer had the right to terminate the Purchase Agreement by giving written notice to that effect to Village Brooke LLC on or before the expiration of the Feasibility Period but did not exercise such right. On or before the end of the Feasibility Period the Buyer was obligated to deliver into escrow the additional deposit and timely did so.
Pre-Closing Deliveries and Obligations
     The Purchase Agreement requires Village Brooke LLC to deliver certain documents to the Buyer, including, but not limited to, (i) all documents relating to the Property (including a rent roll with all pertinent information relating to the tenants and leases), (ii) a standard form commitment for title insurance for the Property in an amount equal to the purchase price for an owner’s title insurance policy on the most recent ALTA form and (iii) a survey of the Property. The Buyer and Seller shall share equally the costs relating to procurement of the title policy, the title commitment and any requested endorsements. The Buyer is responsible for payment of the cost of a current survey or any update to the survey

     The Buyer had the right to give written notice to Village Brooke LLC of any objection the Buyer had to any matter identified in the title documents or survey on or before the date which was 3 business days before the expiration of the Feasibility Period. If the Buyer fails to timely object to any matter, the Buyer is deemed to have waived all such objections to such matter. If the Buyer timely objects and the Partnership fails to respond or elects not to cure the underlying basis for the objection, the Buyer has the option of either going forward with the Purchase Agreement, without any reduction in the purchase price, or terminating the Purchase Agreement. If the Buyer elects to terminate the Purchase Agreement, it is entitled to the return of all deposits, subject to the Buyer’s return of the due diligence materials received from the Partnership. The Buyer did not exercise such right to terminate.
     On or before the expiration of the Feasibility Period, the Buyer was entitled to deliver written notice to Village Brooke LLC identifying any contract relating to the ownership, maintenance, construction, repair or operation of the Property that the Buyer wishes to terminate at closing. No such notices were delivered and so all such contracts Seller does not elect to terminate shall be assumed by the Buyer. The Seller is responsible for obtaining any necessary consents with respect to any contracts related to the Property assumed by the Seller and has indemnified the Buyer from and against any and all claims, damages, costs and liabilities arising from or related to the Seller’s failure to obtain any such consent.
Closing
     The Buyer agreed to assume the Loan and to accept title to the Property at closing subject to the related mortgage. The Buyer has a period of 45 days from the date of the Purchase Agreement (the “Loan Approval Period”) to obtain approval from the existing lender to assume the mortgage loans and release Village Brooke LLC (the “Loan Assumption Approval”). If the Buyer fully complies with the other terms of the Purchase Agreement and the requirements of the assumed mortgage in connection with obtaining the loan assumption, but does not obtain the consent of the Lender to the loan assumption on terms and conditions that are commercially reasonable and do not impose new material adverse changes to the financial terms of the loan prior to the deadline for the loan assumption (the “Loan Assumption Deadline”), then the Buyer may give the escrow agent notice terminating the Purchase Agreement based solely on the fact that the Buyer has not obtained Loan Assumption Approval, in which case the Purchase Agreement will be terminated (except for provisions that survive termination) and all deposits will be returned to the Buyer. The Buyer has the right to extend the Loan Assumption Deadline for up to 30 days by delivering written notice thereof to Village Brooke LLC and depositing an additional deposit of $100,000 into escrow. If the Buyer fails to provide written notice of termination prior to the Loan Assumption Deadline in strict accordance with the notice provisions of the Purchase Agreement, the Purchase Agreement remains in full force and effect, all deposits will become non-refundable (except as otherwise provided in the Purchase Agreement), and the Buyer’s obligation to obtain the Lender’s approval of the loan assumption and to close the transaction and purchase the Property will be non-contingent and unconditional except for the limited circumstances described in the Purchase Agreement. If the Loan Assumption Approval is not obtained and the closing has not occurred on or before the closing date, the Buyer will be in default under the Purchase Agreement and Village Brooke LLC will be entitled to terminate the Purchase Agreement and all deposits will be immediately released to Village Brooke LLC. The closing is also subject to other customary closing conditions and deliveries and may be accelerated with the parties’ consent.
     The expected closing date for the Property is scheduled to occur on the 15th day after the date upon which Loan Assumption Approval is obtained, but not later than August 26, 2010. Village Brooke LLC may extend the closing date for an additional 30 days to facilitate obtaining all consents, documentation and approvals required to consummate the transaction.
Closing Prorations and Post Closing Adjustments
     With respect to each property, all normal and customarily proratable items will be prorated as of the closing date. Village Brooke LLC or the Buyer may request an adjustment of any prorated item, with the exception of real property taxes which will be final and not subject to readjustment, provided that no party has any obligation to make any adjustment after the expiration of 60 days after the closing, and unless the adjustment exceeds $2,500 (individually or in the aggregate) with respect to the Property.

Representations and Warranties
     The Purchase Agreement contains customary representations and warranties by Village Brooke LLC. These representations and warranties include, without limitation, representations and warranties regarding existence and qualification; authority; non-contravention of existing contracts; validity and enforceability of the Purchase Agreement; possessory interest in the Property; “non-foreign person” status; litigation; governmental violations; material defaults under property contracts; accuracy of the Property’s rent roll and contracts list. Village Brooke LLC’s representations and warranties survive for a period of one year after the closing. Except for Village Brooke LLC’s specific representations, the Property is expressly being sold and purchased “as is”, “where is”, and “with all faults.” Village Brooke LLC’s liability for any breach of a representation or warranty by Village Brooke LLC is capped at $450,000. Additionally, the Buyer may not bring any claim for breach of a representation by Village Brooke LLC unless the claim for damages exceeds $5,000 (individually or in the aggregate).
     The Purchase Agreement also contains customary representations and warranties by the Buyer.
Covenants
     Village Brooke LLC has agreed that from the effective date through the closing, it will continue to operate the Property in the ordinary course of business. Village Brooke LLC has also agreed to certain additional covenants which may affect the operation of Village Brooke LLC prior to closing, including: restrictions on entering into new property contracts and leases, a commitment to provide the Buyer with an updated rent roll at the closing, restrictions on making material alterations to the Property or removing any material fixtures or tangible personal property, and restrictions on the creation of liens and encumbrances.
Conditions to the Parties’ Obligation to Close
     Village Brooke LLC’s Conditions to Closing
     Village Brooke LLC’s obligation to complete the sale of the Property is subject to customary conditions. Such conditions include, among other things, the following:
•	Village Brooke LLC shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated by the Purchase Agreement (including, without limitation, the assumption of the loans secured by the Property by the Buyer);
•	There shall not be any pending litigation or to the knowledge of the Buyer or Village Brooke LLC any threatened litigation which, if determined adversely, would restrain the consummation of the transactions contemplated by the Purchase Agreement or declare any covenants of the Buyer to be illegal, void or nonbinding; and
•	The loan assumption and release shall have occurred.
     If the conditions to closing fail with respect to the Property, then Village Brooke LLC may elect to either waive such condition or terminate the Purchase Agreement in its entirety. In such instance, a portion of the deposits may or may not be returned to the Buyer, depending on the circumstances surrounding the failure of the specific condition.
The Buyer’s Conditions to Closing
     The Buyer’s obligation to complete the sale of the Property is also subject to certain customary conditions. If such conditions fail, then, subject to the terms of the Purchase Agreement, the Buyer has the option of either waiving such condition or terminating the Purchase Agreement and all deposits shall be returned to the Buyer, subject to the Buyer’s obligation to return due diligence materials provided to the Buyer.

Risk of Loss
     Village Brooke LLC has no obligation to repair any loss or damage to the Property by reason of any insured or uninsured casualty during the period through and including the closing date in excess of $1,000,000 and shall notify the Buyer in writing of such damages. The Buyer may elect to terminate the Purchase Agreement with respect to the Property within ten days after notification of a casualty loss in excess of $1,000,000 in which case all deposits will be returned to the Buyer. With respect to any loss or damage less than or equal to $1,000,000, Village Brooke LLC will either complete repairs, if possible, prior to the closing date or assign any insurance proceeds to the Buyer (less any amount which may have already been spent by Village Brooke LLC for repairs). Village Brooke LLC must maintain in full force and effect until the closing date all existing insurance coverage on the Property.
Default
     If the Buyer defaults on its obligations to deliver when required any required deposit, the purchase price or any other specified deliveries, the Buyer will forfeit its deposits to Village Brooke LLC and neither the Buyer nor Village Brooke LLC will be obligated to proceed with the purchase and sale of the Property. Village Brooke LLC has waived the remedies of specific performance and additional damages for defaults from the Buyer (other than with respect to certain indemnification and confidentiality obligations on the part of the Buyer as set forth in the Purchase Agreement).
     If Village Brooke LLC, prior to the closing, defaults in its representations, warranties, covenants or obligations, the Buyer has the option of (i) terminating the Purchase Agreement for the Property and receiving reimbursement for direct and actual out-of-pocket expenses and costs in connection with the transaction, which shall not exceed $50,000 in the aggregate, or (ii) subject to the terms and conditions of the Purchase Agreement, seeking specific performance of Village Brooke LLC’s obligations pursuant to the Purchase Agreement (but not damages).
Certain Other Termination Rights
     The Buyer has the right to terminate the Purchase Agreement with respect to the Property upon major property damage to the Property (cost of repairs to exceed $1,000,000) or condemnation of a material portion of the Property. In the event the Buyer elects not to terminate the Purchase Agreement, the Buyer will receive at Village Brooke LLC’s election either (i) all insurance proceeds pertaining to any such damage (or the proceeds of any condemnation award) and a credit against the purchase price for the damaged Property in the amount of any deductible payable by Village Brooke LLC in connection therewith (less any amount which may have already been spent by Village Brooke LLC for repairs) or (ii) a credit against the purchase price for the damaged Property for the full replacement costs of repair to the Property (less any amount which may have already been spent by Village Brooke LLC for repairs).
Expenses and Closing Costs
     The Buyer is responsible for paying any assumption fees in connection with the loan assumption and release, any sales, use, gross receipts or similar taxes, one-half of any premiums or fees required to be paid for the title policy, and one-half of the customary closing costs of the escrow agent. The Partnership will pay the cost of recording any instruments necessary to discharge any liens against the Property (except the assumed loan), one-half of any premiums or fees required to be paid for the title policy, and its pro rata portion of the other one-half of the closing costs of the escrow agent. In addition, the Partnership agrees to pay any fees, commissions and expenses due and owing to the Broker pursuant to a separate agreement.
Assignment
     With the exception of an assignment to an affiliate of the Buyer where the Buyer is not released from its liability under the Purchase Agreement and the Buyer provides written notice to Village Brooke LLC of any proposed assignment no later than 10 days prior to the closing date, the Purchase Agreement is not assignable by the Buyer without the prior written approval of Village Brooke LLC.

WHERE CAN YOU FIND MORE INFORMATION
     We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s public reference facilities located at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.
     You should only rely on the information incorporated by reference or provided in this information statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement is accurate as of any date other than the date on the front of this information statement or the supplement.
     All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this information statement shall also be deemed to be incorporated herein by reference and will automatically update information in this information statement.
     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number: c/o THE ALTMAN GROUP, INC., 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071, Telephone: (800) 217-9608.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
     Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.
     The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement, including copies of all documents incorporated by reference into this information statement, to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:	c/o The Altman Group, Inc.
1200 Wall Street, 3rd Floor
Lyndhurst, New Jersey 07071
By telephone:	(800) 217-9608
By facsimile:	(201) 460-0050
     A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of this information statement.